Exhibit 99.B(H)(8)(F)

Directed Services, LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2008

ING Investors Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Re:          Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Directed Services, LLC (“DSL”), the Adviser to ING Pioneer Fund Portfolio (the “Portfolio”), agrees that in order to increase the competitiveness of the established expense ratios of the Portfolio, DSL shall, from May 11, 2008 through and including May 1, 2009, waive all or a portion of its investment management fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolio shall be as follows:

	Maximum Operating Expense Ratios (as a percentage of average net assets)
	Classes
Name of Fund	Adviser	Institutional	Service	Service 2

ING Pioneer Fund Portfolio	1.285%	0.685%	0.935%	1.085%

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Directed Services, LLC

		By:	/s/ Todd Modic
Todd Modic
Vice President

Accepted:

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Investors Trust